UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 2, 2007 (March 30, 2007)

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Florida	333-132119	59-1944687
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Unit D, Block 2, Tian An Cyber Park
Chegongmiao, Shenzhen, Guangdong, 518040
People’s Republic of China
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (+86) 755 -8835-2899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGE-MENTS OF CERTAIN OFFICERS.

On March 30, 2007, the Board of Directors of China Public Security Technology, Inc. (the “Company”) appointed Mr. William Ho as the Chief Financial Officer of the Company, effective immediately.

MR. WILLIAM HO, age 27, was appointed as Chief Financial Officer of the Company on March 30, 2007 and has served as its Financial Controller since February 2007. From July 2005 to February 2007, Mr. Ho served as a Corporate Finance Executive for First Asia Finance Group Limited and was responsible for advising prospective U.S. listing clients on accounting, deal structure and tax issues. In addition, Mr. Ho successfully assisted several Chinese enterprises to list on the NASDAQ OTCBB market. Between September 2002 and June 2005, Mr. Ho served as an auditor in the Assurance and Advisory Services of Deloitte Hong Kong and was responsible for assuring internal controls and advising clients on their accounting issues. In this capacity, he assisted in many engagements involving large-sized Hong Kong listed companies. Mr. Ho holds a Bachelors Degree in Finance from the City University of Hong Kong. He is also a Hong Kong Certified Public Accountant.

There are no family relationships among Mr. Ho and any of the directors or officers of the Company.

There were no transactions between Mr. Ho and the Company since the beginning of the Company’s last fiscal year and there are no currently proposed transactions between Mr. Ho and the Company.

Mr. Ho and the Company have not yet entered into any employment agreement but intend to do so at a future date. Mr. Ho does not currently participate in any material plan, contract or arrangement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

Dated: April 2, 2007	By:	/s/ Jiang Huai Lin
Jiang Huai Lin Chairman and Chief Executive Officer